       EX-10.27-1

                     AMENDED AND RESTATED PLEDGE AGREEMENT
                                    between
                           GREAT DANE TRAILERS, INC.
                             a Georgia Corporation
                                      and
                      BANKAMERICA BUSINESS CREDIT, INC.,
                        a Delaware corporation, as Agent


          This Amended and Restated Pledge Agreement") is made and entered into as of February 14, 1995, by Great Dane Trailers, Inc., a Georgia corporation ("Pledgor"), in favor of BankAmerica Business Credit, Inc., a Delaware corporation, as Agent ("Pledgee").

PRELIMINARY STATEMENT.

          A. Pledgor is the owner of 100% of the issued and outstanding capital stock of Great Dane Trailers Tennessee, Inc., a Tennessee corporation ("GDTT"), and Great Dane Los Angeles, Inc., a Georgia corporation ("GDLA") (each, a "Company", and together, the "Companies").

          B. Pledgor, such subsidiaries of Pledgor indicated on the title page thereto (together with the Pledgor, the "Original Borrowers"), Security Pacific Business Credit Inc. ("SPBC"), in its capacity as agent, and the Lenders from time to time parties thereto entered into that certain Loan and Security Agreement dated as of March 21, 1990 (as the same has been amended from time to time, the "Original Loan Agreement"), pursuant to which the Lenders advanced monies and made other extensions of credit to the Original Borrowers.

          C. Simultaneously with the execution and delivery of the Original Loan Agreement, Pledgor and SPBC, as agent, entered into that certain Pledge Agreement dated as of March 21, 1990, as amended by First Amendment to Pledge Agreement dated as of November 29, 1993 (as so amended, the "Original Pledge Agreement"), pursuant to which Pledgor delivered, pledged and granted security interests to SPBC as agent in 100% of the issued and outstanding common stock of GDTT, GDLA, Great Dane Trailers Indiana, Inc. ("GDTI") and Great Dane Trailers Nebraska, Inc. ("GDTN").

          D. On April 3, 1990, GDTI was merged with and into Pledgor, with the Pledgor being the surviving corporation. As of December 1, 1994, GDTN was merged with and into Pledgor, with the Pledgor being the surviving corporation.

          E. On March 3, 1993, Pledgor acquired all of the issued and outstanding voting stock of GDLA. GDLA became a party to the Original Loan Agreement under and pursuant to the tenth amendment thereof.

          F. As of February 14, 1995, SPBC, Lenders, Pledgor, the Companies and BankAmerica entered into a Succession Agreement pursuant to which the Lenders have appointed, and the Pledgor and the Companies have consented to the appointment of, BankAmerica as successor Agent under the Original Loan Agreement and as Pledgee under the Original Pledge Agreement.

       EX-10.27-2

          G. Pledgor, such subsidiaries of Pledgor indicated on the title page thereto (together with the Pledgor, the "Borrowers"), Pledgee and the Lenders from time to time parties thereto are entering into that certain Loan and Security Agreement of even date herewith (as the same may be further amended, restated, modified or supplemented from time to time, the "Loan Agreement"), pursuant to which the Lenders may hereafter advance monies and make other extensions of credit to the Borrowers.

          H. The Lenders have required as a condition to the Lenders' advancement of funds under the Loan Agreement that Pledgor execute and deliver to Pledgee this Agreement.

          NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit (including, without limitation, any loan or advance by renewal, refinancing or extension of the Loan Agreement or otherwise) heretofore, now or hereafter made to or for the benefit of Pledgor by Pledgee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. PLEDGE. (a) Pledgor hereby delivers, pledges and grants security interests to Pledgee, and reconfirms its delivery, pledge and grant of security interest to Pledgee under the Original Pledge Agreement, in (i) 255 shares of common stock of GDLA, representing 100% of the issued and outstanding capital stock of GDLA, which stock is evidenced by the stock certificate identified on SCHEDULE 1 attached hereto and made a part hereof,
(ii) 850 shares of common stock of GDTT representing 100% of the issued and outstanding capital stock of GDTT and 1000 shares of preferred stock of GDTT which stock is evidenced by the stock certificates identified on SCHEDULE 1 hereto and (iii) all options and warrants for the purchase of shares of the stock of the Companies now or hereafter held in the name of Pledgor (all of said stock, options and warrants and all stock held in the name of Pledgor as a result of the exercise of such options or warrants being hereinafter collectively referred to as the "Stock"), herewith delivered to Pledgee accompanied by stock powers for each respective Company ("Powers") duly executed in blank, in the form attached hereto as SCHEDULE 2 and made a part hereof, and the proceeds thereof and (b) (i) Pledgor hereby pledges and grants security interests to Pledgee, and reconfirms its delivery, pledge and grant of security interests to Pledgee under the Original Pledge Agreement, in all of Pledgor's right, title and interest in and to any and all promissory notes from time to time delivered to Pledgor and evidencing obligations (x) in the original principal amount of $250,000 or more individually or (y) which, when added to the obligations evidenced by all promissory notes, other than promissory notes described in clause (x) hereof, would exceed $1,000,000 in the aggregate (each a "Note" and collectively, the "Notes") and (ii) all right and interest of the Pledgor, now existing and hereafter arising and however and wherever arising, and all payments delivered in connection with the foregoing in respect of any and all the preceding listed in CLAUSE (b) hereof, herewith delivered to the Pledgee accompanied by separate instruments of endorsement for each respective Note ("Endorsement"), duly executed in blank in the form attached hereto as
SCHEDULE 3 and made a part hereof, and the proceeds thereof (all such proceeds and rights, the "Proceeds") (said Stock, Powers, Endorsements and Proceeds together with the property and interests in property described in PARAGRAPHS 3, 6 and 7, being hereinafter collectively referred to as the

       EX-10.27-3

"Collateral"), as security for the payment and performance of the "Obligations" (under and as defined in the Loan Agreement). Pledgor hereby appoints Pledgee as Pledgor's attorney-in-fact to arrange, at Pledgee's option, for the transfer, upon or at any time after the existence or occurrence of an Event of Default under and as defined in the Loan Agreement (hereinafter an "Event of Default"), of the Collateral on the books of the Company to the name of Pledgee or to the name of Pledgee's nominee.

          2. VOTING RIGHTS. During the term of this Agreement, and so long as there shall not occur or exist an Event of Default and Pledgee has not delivered the written notice referred to in clause (b) below, Pledgor shall have the right to vote the Stock on all corporate questions for all purposes not inconsistent with the terms of this Agreement and the Loan Agreement. Pledgee shall be entitled to exercise all voting powers pertaining to the Collateral from and after (a) the occurrence of an Event of Default and (b) Pledgee's delivery of written notice to Pledgor of Pledgee's intention to exercise such voting powers.

          3. DIVIDENDS AND DISTRIBUTIONS. (a) During the term of this Agreement, and so long as there shall not occur or exist an Event of Default, Pledgor shall be entitled to receive and retain any and all dividends, principal and interest paid in respect of the Collateral, PROVIDED, HOWEVER, that from and after (a) the occurrence of an Event of Default and (b) (except in the case of the occurrence of an Event of Default described in SECTIONS 12.1(f), 12.1(g), 12.1(h) or 12.1(i) of the Loan Agreement) Pledgee's delivery of written notice to Pledgor to do so any and all:

          (i) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral;

         (ii) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and

        (iii) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral;

shall be, and shall be forthwith delivered to the Pledgee to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

          (b) Pledgee shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments which it is authorized to receive and retain pursuant to paragraph
(ii) of subparagraph (a) above.

          (c)  Upon the occurrence and during the continuance of an Event of
Default:

       EX-10.27-4

          (i) All rights of the Pledgor to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to PARAGRAPH 3(a) shall cease and all such rights shall thereupon become vested in the Pledgee which shall thereupon have the sole right to receive and hold as Collateral such dividends and interest payments; and

         (ii) All dividends and interest paid which are received by the Pledgor contrary to the provisions of paragraph (i) of this PARAGRAPH 3(c) shall be received in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

          4. REPRESENTATIONS AND COVENANTS. Pledgor warrants and represents that Pledgor is (or, in the case of Notes delivered after the date hereof, will be) the sole owner, free and clear of all liens, claims security interests and encumbrances, of the Notes, and of 100% of the issued and outstanding capital stock of each Company, the voting rights associated therewith and that Pledgor has full power and authority to enter into this Agreement. Pledgor covenants that Pledgor will continue to be the sole owner, free and clear of all liens, claims, security interests and encumbrances (except those held by Pledgee) of 100% of the issued and outstanding capital stock of each Company and the voting rights associated therewith. Pledgor covenants to deliver any and all Notes, each accompanied by a separate instrument of Endorsement, promptly, but no later than five Business Days after the Pledgor's receipt thereof (or, in the case of Notes described in clause (y) of PARAGRAPH 1(a)) within five Business Days after the Pledgor receives the Note, the original principal obligation of which would cause the aggregate original principal obligations evidenced by all Notes described in such clause (y) of PARAGRAPH 1(a) to equal or exceed $1,000,000. Notwithstanding the foregoing, Pledgee shall have the right at any time and from time to time to (i) request the Pledgor to prepare and send to Pledgee a schedule of each Note, which shall include, among other items, the principal amount and maturity thereof and any other matters requested by Pledgee and (ii) request the Pledgor to deliver any Note, accompanied by a separate instrument of Endorsement, described in such clause (y) of PARAGRAPH 1(a) in substitution for any Note (irrespective of the obligations evidenced by such Note) then held by Pledgee or to be delivered to Pledgee, in each case pursuant to clause (y) of PARAGRAPH 1(a).

          Pledgor warrants and represents that (a) there are no restrictions upon the voting rights or upon the transfer of any of the Collateral other than those which may appear on the face of the certificates evidencing the Collateral, (b) there are no warrants or other rights or options issued or outstanding in connection with any of the Collateral, (c) the stock identified on SCHEDULE 1 hereto represents all the stock of wholly-owned subsidiaries of Pledgor, (d) Pledgor has the right to vote, pledge and grant a security interest in or otherwise transfer such Collateral free of any liens, claims or encumbrances, (e) the Powers are duly executed and give Pledgee the authority such Powers purport to confer, (f) to the best of Pledgor's knowledge, each Note has been (or, in the case of Notes delivered after the date hereof, will be) duly authorized, issued and delivered, and is the legal, valid, and binding obligation of the issuer thereof and (g) each payor party to any of the Notes has no right of set off or defense or

       EX-10.27-5

counterclaim which would inhibit the collection of all amounts outstanding under such Note.

          5. SUBSEQUENT CHANGES AFFECTING COLLATERAL. Pledgor represents to Pledgee that Pledgor has made Pledgor's own arrangements for keeping informed of changes or potential changes affecting the Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and Pledgor agrees that Pledgee shall have no responsibility or liability for informing Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto. Pledgee may, upon or at any time after the occurrence of an Event of Default, and after written notice and at Pledgee's option, transfer or register the Collateral or any part of the Collateral into Pledgee's or Pledgee's nominee's name with or without any indication that such Collateral is subject to the security interest under this Agreement.

          6. STOCK ADJUSTMENTS. In the event that during the term of this Agreement any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of any Company (including, without limitation, the issuance of additional shares of preferred or common stock of any Company of whatever class to the Pledgor), or any option included within the Stock is exercised, or both, then all new, substituted and additional shares, or other securities, issued to the Pledgor by reason of any such change or exercise shall be delivered to and held by Pledgee under the terms of this Agreement in the same manner as the Collateral originally pledged under this Agreement.

          7. WARRANTS, OPTIONS AND OTHER RIGHTS. In the event that during the term of this Agreement subscription warrants or any other rights or options shall be issued in connection with any of the Collateral, then such warrants, rights and options shall be immediately assigned to Pledgee and all new stock or other securities so acquired by Pledgor shall be immediately assigned to Pledgee to be held under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.

          8. REGISTRATION. Upon or at any time after the occurrence of an Event of Default, in the event the Pledgee determines that it is advisable to register under or otherwise comply in any way with the Securities Act or any similar federal or state law, or if such registration or compliance is required with respect to the securities included in any of the Collateral prior to the sale thereof by Pledgee, Pledgor will use Pledgor's best efforts to cause such registration to be effectively made, at no expense to Pledgee, and to continue such registration effective for such time as may be reasonably necessary in the opinion of Pledgee, and will reimburse Pledgee for any expenses incurred by Pledgee, including reasonable in-house and outside attorneys' and accountants' fees and expenses, in connection therewith. Upon or at any time after the occurrence of an Event of Default, should Pledgee determine that, prior to any public offering of any securities contained in any of the Collateral, such securities should be registered under the Securities Act and/or registered or qualified under any other federal or state law, and that such registration and/or qualification is not practical, then Pledgor agrees that it will be commercially reasonable if a private sale, upon at least 10 days' prior notice to Pledgor, is arranged so as to avoid a public offering even though the sales price established and/or

       EX-10.27-6

obtained may be substantially less than prices quoted for such security on any market or exchange.

          9. WAIVERS; SUBROGATION. The Pledgor irrevocably agrees that it will not bring any "claims" (as defined in Section 105(5) of the Bankruptcy
Code) against the Companies to which the Pledgor is or would at any time be otherwise entitled by virtue of its obligations under this Agreement, including, without limitation, any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) and all contractual, statutory or common law rights of reimbursement, contribution, or indemnity from the Companies which may otherwise have arisen in connection with this Agreement, until such time as all of the Obligations have been satisfied in full and this Agreement shall have terminated in accordance with its terms. The Pledgor waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any or all of the Obligations, and all other notices to which Pledgor might otherwise be entitled, except as otherwise expressly provided in this Agreement or the Loan Agreement.

          10. DEFAULT. (a) Upon the occurrence or existence of an Event of Default, Pledgee shall have, in addition to any other rights given by law or the rights given under this Agreement or the Loan Agreement, all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code.

          (b) In addition, with respect to the Collateral, or any part of the Collateral, which shall then be or shall thereafter come into the possession or custody of Pledgee:

          (i) Pledgee may sell or cause the same to be sold at any broker's board or at public or private sale, in one or more sales or lots, at such price as Pledgee may deem best, and for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever. Unless any of the Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, Pledgee will give Pledgor reasonable notice of the time and place of any public sale of the Collateral, or of the time after which any private sale or other intended disposition is to be made. Any sale of any of the Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to such Collateral, including any sale made pursuant to PARAGRAPH 8 hereof, shall be deemed to be commercially reasonable. Notwithstanding any provision to the contrary contained in this Agreement, any requirements of reasonable notice shall be met if such notice is deposited in the United States mails, addressed to Pledgor as provided in PARAGRAPH 17, at least 10 days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived. Pledgee may, in Pledgee's own name, or in the name of a designee or nominee, buy at any public sale of any of the Collateral and, if permitted by applicable law, buy at any private sale of any of the Collateral. Pledgor will pay to Pledgee all expenses (including court costs and reasonable attorneys'

       EX-10.27-7

     and paralegals' fees and expenses) of, or incident to, the enforcement of any of the provisions of this Agreement. Since federal and state securities laws may impose certain restrictions on the method by which a sale of any or all of the Collateral may be effected after the occurrence of an Event of Default, Pledgor agrees that upon the occurrence or existence of an Event of Default, Pledgee may, from time to time, attempt to sell all or any part of the Collateral by means of a private placement, restricting the bidder and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Pledgee may solicit offers to buy the Collateral, or any part of it, for cash, from a limited number of investors deemed by Pledgee, in Pledgee's reasonable judgment, to be financially responsible parties who might be interested in purchasing such Collateral, and if Pledgee solicits such offers from not less than four such investors, then the acceptance by Pledgee of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposition of such Collateral; and

          (ii) Pledgee, or its nominee, may without notice to the Pledgor, notify any payor of the Notes of this Agreement, direct that all sums then and thereafter payable pursuant to the Notes be paid solely to the Pledgee, and collect and retain all sums payable pursuant to the Notes as they become due and payable and apply the same to the Obligations in accordance with the terms of the Loan Agreement.

          11. TERM. This Agreement shall remain in full force and effect until all of the Obligations have been fully paid and satisfied, and the Loan Agreement has been terminated. Upon termination of this Agreement as provided in this PARAGRAPH 11, Pledgee agrees to return any Collateral in its possession to Pledgor at the address set forth in PARAGRAPH 17.

          12. DEFINITIONS. Any capitalized terms used herein and not otherwise defined are used herein as defined in the Loan Agreement. The singular shall include the plural and vice versa.

          13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Pledgor, Pledgee and their respective successors and assigns. Pledgor's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Pledgor.

          14. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          15. FURTHER ASSURANCES. Pledgor agrees that Pledgor will cooperate with Pledgee and will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments, documents, endorsements and resignations of officers and directors, and will take all such other action, including, without limitation, the filing of UCC financing

       EX-10.27-8

statements, as Pledgee may reasonably request from time to time in order to carry out the provisions and purposes of this Agreement. In furtherance, and not in limitation of the foregoing, Pledgor agrees to take all action necessary or that Pledgee may reasonably request to maintain the continued perfection of the security interests granted to SPBC as initial Pledgee under the Original Pledge Agreement and to transfer possession and control of any and all Collateral not delivered by SPBC to Pledgee on the date of the Succession Agreement and held by SPBC on the date hereof to the Pledgee.

          16. PLEDGEE'S DUTY OF CARE. Pledgee shall have no duty with respect to any Collateral other than as set forth in the Loan Agreement. Without limiting the generality of the foregoing, Pledgee shall be under no obligation to take any steps necessary to preserve rights in any of the Collateral against any other parties but may do so at Pledgee's option, but all expenses incurred in connection therewith shall be for the sole account of Pledgor.

          17. NOTICES. Any notice, request or other communication required or desired to be served, given or delivered under this Agreement shall be in writing and shall be given in the manner and to the addresses set forth in the Loan Agreement

          18. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions of this Agreement.

          IN WITNESS WHEREOF, Pledgor and Pledgee have executed this Agreement as of this 14th day of February 1995.


                                 GREAT DANE TRAILERS, INC.

                              By   /s/ Thomas W. Horan
                                 -------------------------------------
                                 Thomas Horan
                                 Senior Vice President



                                 BANKAMERICA BUSINESS
                                   CREDIT, INC., as Agent

                              By   /s/ Ira Mermelstein
                                 -------------------------------------
                                 Vice President

       EX-10.27-9


                                  Schedule 1
                                      to
                     Amended and Restated Pledge Agreement


                               STOCK CERTIFICATES



Great Dane Los Angeles, Inc.            255 shares of common stock

Great Dane Trailers Tennessee, Inc.     850 shares of common
                                        stock

                                        1000 shares of preferred
                                        stock

       EX-10.27-10

                                  Schedule 2
                                      to
                     Amended and Restated Pledge Agreement


                              FORM OF STOCK POWER:


                                   Attached.

       EX-10.27-11

                                   Schedule 3
                                       to
                     Amended and Restated Pledge Agreement

                     FORM OF ENDORSEMENT SEPARATE FROM NOTE


                                  ENDORSEMENT


          FOR VALUE RECEIVED, Great Dane Trailers, Inc. ("GDT") hereby assigns and transfers unto BankAmerica Business Credit, Inc., as Agent ("Agent") under that certain Amended and Restated Loan and Security Agreement dated as of February 14, 1995 entered into among Great Dane Trailers, Inc., Great Dane Los Angeles, Inc., Great Dane Trailers Tennessee, Inc., the Lenders from time to time party thereto and the Agent one note of [payor] for [principal amount] herewith, standing in GDT's name and does hereby irrevocably constitute and appoint the Agent as GDT's attorney to transfer said Note with full power of substitution in the premises.


Dated February 14, 1995


                                   GREAT DANE TRAILERS, INC.


                                   By:  /s/ Thomas W. Horan
                                      --------------------------------
                                      Thomas Horan
                                      Senior Vice President

In presence of:
_________________________